EXHIBIT 99.1

For More Information:
Investor contact: Ann Thornton 414-438-6887
Media contact: Kate Venne 414-358-5176

Brady Corporation Reports Record EPS in its Fiscal 2023 Third Quarter and Raises the Low End of its Fiscal 2023 EPS Guidance

•Sales for the quarter decreased 0.4 percent compared to the same quarter of the prior year. Organic sales increased 1.9 percent, foreign currency reduced sales by 2.1 percent and the divestiture of the PremiSys business reduced sales by 0.2 percent in the quarter.
•Diluted EPS increased 23.1 percent to a record high of $0.96 in the third quarter of fiscal 2023 compared to $0.78 in the same quarter of the prior year. Diluted EPS Excluding Certain Items* increased 10.5 percent to a record high of $0.95 in the third quarter of fiscal 2023 compared to $0.86 in the same quarter of the prior year.
•Net cash provided by operating activities increased 77.2 percent to $72.5 million in the third quarter of fiscal 2023 compared to $40.9 million in the third quarter of last year.
•Earnings per diluted Class A Common Share guidance was adjusted for the full year ending July 31, 2023 from the previous range of $3.23 to $3.43 to the new range of $3.32 to $3.47 on a GAAP basis, and the low end was raised from the previous range of $3.40 to $3.60 to the new range of $3.45 to $3.60, on a non-GAAP basis.
•Effective February 1, 2023, the Company is organized and managed on a geographic basis with two reportable segments: Americas & Asia and Europe & Australia. All segment-related data has been recast to reflect the new reportable segments.

MILWAUKEE (May 18, 2023) -- Brady Corporation (NYSE: BRC) (“Brady” or “Company”), a world leader in identification solutions, today reported its financial results for its fiscal 2023 third quarter ended April 30, 2023.

Quarter Ended April 30, 2023 Financial Results:
Sales for the quarter ended April 30, 2023 decreased 0.4 percent, which consisted of an organic sales increase of 1.9 percent, a decrease of 2.1 percent from foreign currency translation and a decrease of 0.2 percent from the divestiture of the PremiSys business. Sales for the quarter ended April 30, 2023 were $337.1 million compared to $338.6 million in the same quarter last year. By region, sales increased 0.1 percent in the Americas & Asia and decreased 1.4 percent in Europe & Australia, which consisted of an organic sales increase of 1.2 percent in the Americas & Asia and an organic sales increase of 3.4 percent in Europe & Australia.
Income before income taxes increased 23.0 percent to $63.0 million for the quarter ended April 30, 2023, compared to $51.3 million in the same quarter last year. Income Before Income Taxes Excluding Certain Items* for the quarter ended April 30, 2023, which was adjusted for amortization expense of $2.5 million and removes the $3.8 million pre-tax gain on the sale of the PremiSys business, was $61.7 million, an increase of 8.6 percent compared to the third quarter of last year.

Net income for the quarter ended April 30, 2023 was $48.1 million compared to $40.1 million in the same quarter last year. Earnings per diluted Class A Nonvoting Common Share were $0.96 in the third quarter of fiscal 2023, compared to $0.78 in the same quarter last year. Net Income Excluding Certain Items* for the quarter ended April 30, 2023 was $47.6 million and Diluted EPS Excluding Certain Items* for the quarter ended April 30, 2023 was $0.95. Net Income Excluding Certain Items* for the quarter ended April 30, 2022 was $44.2 million, and Diluted EPS Excluding Certain Items* for the quarter ended April 30, 2022 was $0.86.

Nine-Month Period Ended April 30, 2023 Financial Results:
Sales for the nine-month period ended April 30, 2023 increased 0.8 percent, which consisted of an organic sales increase of 5.0 percent, a decrease of 4.1 percent from foreign currency translation and a decrease of 0.1 percent from the divestiture of the PremiSys business. Sales for the nine months ended April 30, 2023 were $985.9 million compared to $978.1 million in the same period last year. By region, sales increased 2.8 percent in the Americas & Asia and decreased 3.1 percent in Europe & Australia, which consisted of an organic sales increase of 4.0 percent in the Americas & Asia and an organic sales increase of 7.0 percent in Europe & Australia.
Income before income taxes increased 17.3 percent to $161.9 million for the nine-month period ended April 30, 2023, compared to $138.0 million in the same period last year. Income Before Income Taxes Excluding Certain Items* for the nine months ended April 30, 2023, which was adjusted for amortization expense of $9.4 million and removes the $3.8 million gain on the sale of our PremiSys business, was $167.5 million, an increase of 10.8 percent compared to the same period of the prior year.
Net income for the nine-month period ended April 30, 2023 was $125.5 million compared to $108.9 million in the same period last year. Earnings per diluted Class A Nonvoting Common Share were $2.51 for the nine months ended April 30, 2023, compared to $2.09 in the same period last year. Net Income Excluding Certain Items* for the nine months ended April 30, 2023 was $130.3 million and Diluted EPS Excluding Certain Items* for the nine months ended April 30, 2023 was $2.60. Net Income Excluding Certain Items* for the nine months ended April 30, 2022 was $118.9 million, and Diluted EPS Excluding Certain Items* for the nine months ended April 30, 2022 was $2.28.

Commentary:
“Our most recent financial results once again demonstrate how our investment in research and development is paying off and adding tremendous value to our customers. This quarter, we launched several new industrial printers that continue to separate us from our competition. Our ability to innovate has never been stronger and is setting the stage for continued future growth,” said Brady’s President and Chief Executive Officer, Russell R. Shaller. “This quarter, we completed the reorganization of Brady around two new operating segments: Americas & Asia and Europe & Australia. This reorganization is allowing us to better integrate our businesses while supporting continued organic growth by combining our best go-to-market strategies in each geography, facilitating an increased pace of new product development, and further simplifying our global businesses. While we recognize that the macro-economy is uncertain, we will continue to invest in our critical organic and inorganic growth initiatives throughout the economic cycle, which we believe positions us for future success.”
“Brady had a strong quarter. We posted record high quarterly diluted EPS of $0.96 and our operating cash flow was $72.5M, which equates to 151 percent of GAAP net income and is up 77 percent from the same quarter last year,” said Brady’s Chief Financial Officer, Ann Thornton. “We also returned $11.4 million to our shareholders in the form of dividends this quarter and we repurchased $29.8 million in shares during the first nine months of this fiscal year. We have minimal debt and we are in a net cash position of $84.2 million at April 30, 2023. As for capital allocation, we expect to continue to fully fund our organic investments, return cash to our shareholders in the form of dividends, be opportunistic with share buybacks and execute strategic acquisitions that increase our growth trajectory.”

Fiscal 2023 Guidance:
The Company adjusted its GAAP earnings per diluted Class A Nonvoting Common Share guidance for the year ending July 31, 2023 from the previous guidance range of $3.23 to $3.43 per share to the new full year guidance range of $3.32 to $3.47 per share. The Company raised the low end of its Diluted EPS Excluding Certain Items* guidance for the year ending July 31, 2023 from the previous range of $3.40 to $3.60 per share to the new full year guidance range of $3.45 to $3.60 per share.
The assumptions included in our fiscal 2023 guidance include a full-year income tax rate of approximately 21 percent, depreciation and amortization expense ranging from $32 million to $34 million, and capital expenditures of approximately $20 million. Our fiscal 2023 guidance is based on foreign currency exchange rates as of April 30, 2023 and assumes continued economic growth.

A webcast regarding Brady’s fiscal 2023 third quarter financial results will be available at www.bradycorp.com/investors beginning at 9:30 a.m. central time today.

Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect people, products and places. Brady’s products help customers increase safety, security, productivity and performance and include high-performance labels, signs, safety devices, printing systems and software. Founded in 1914, the Company has a diverse customer base in electronics, telecommunications, manufacturing, electrical, construction, medical, aerospace and a variety of other industries. Brady is headquartered in Milwaukee, Wisconsin and as of July 31, 2022, employed approximately 5,700 people in its worldwide businesses. Brady’s fiscal 2022 sales were approximately $1.30 billion. Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available on the Internet at www.bradyid.com.

* Income Before Income Taxes Excluding Certain Items, Net Income Excluding Certain Items, and Diluted EPS Excluding Certain Items are non-GAAP measures. See appendix for more information on these measures, including reconciliations to the most directly comparable GAAP measures.

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In this news release, statements that are not reported financial results or other historic information are “forward-looking statements.” These forward-looking statements relate to, among other things, the Company's future financial position, business strategy, targets, projected sales, costs, income, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations.

The use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project,” “plan” or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements by their nature address matters that are, to different degrees, uncertain and are subject to risks, assumptions, and other factors, some of which are beyond Brady’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. For Brady, uncertainties arise from: increased cost of raw materials, labor and freight as well as material shortages and supply chain disruptions; decreased demand for our products; our ability to compete effectively or to successfully execute our strategy; our ability to develop technologically advanced products that meet customer demands; Brady’s ability to identify, integrate, and grow acquired companies, and to manage contingent liabilities from divested businesses; adverse impacts of the novel coronavirus (“COVID-19”) pandemic or other pandemics; difficulties in protecting our websites, networks, and systems against security breaches; risks associated with the loss of key employees; extensive regulations by U.S. and non-U.S. governmental and self-regulatory entities; litigation, including product liability claims; foreign currency fluctuations; potential write-offs of goodwill and other intangible assets; changes in tax legislation and tax rates; differing interests of voting and non-voting shareholders; numerous other matters of national, regional and global scale, including major public health crises and government responses thereto and those of a political, economic, business, competitive, and regulatory nature contained from time to time in Brady’s U.S. Securities and Exchange Commission filings, including, but not limited to, those factors listed in the “Risk Factors” section within Item 1A of Part I of Brady’s Form 10-K for the year ended July 31, 2022.

These uncertainties may cause Brady's actual future results to be materially different than those expressed in its forward-looking statements. Brady does not undertake to update its forward-looking statements except as required by law.

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; Dollars in thousands, except per share data)

	Three months ended April 30,		Nine months ended April 30,
	2023	2022	2023	2022
Net sales	$337,116	$338,551	$985,934	$978,081
Cost of goods sold	167,425	174,525	504,539	509,705
Gross margin	169,691	164,026	481,395	468,376
Operating expenses:
Research and development	15,715	14,923	45,025	42,795
Selling, general and administrative	90,975	96,214	273,202	285,485
Total operating expenses	106,690	111,137	318,227	328,280

Operating income	63,001	52,889	163,168	140,096

Other income (expense):
Investment and other income (expense)	785	(1,308)	1,596	(1,343)
Interest expense	(753)	(329)	(2,886)	(763)

Income before income taxes	63,033	51,252	161,878	137,990

Income tax expense	14,981	11,198	36,399	29,075

Net income	$48,052	$40,054	$125,479	$108,915

Net income per Class A Nonvoting Common Share:
Basic	$0.97	$0.78	$2.52	$2.11
Diluted	$0.96	$0.78	$2.51	$2.09

Net income per Class B Voting Common Share:
Basic	$0.97	$0.78	$2.51	$2.09
Diluted	$0.96	$0.78	$2.49	$2.08

Weighted average common shares outstanding:
Basic	49,653	51,326	49,755	51,700
Diluted	50,001	51,568	50,033	52,055

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	April 30, 2023	July 31, 2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$135,047	$114,069
Accounts receivable, net of allowance for credit losses of $8,417 and $7,355, respectively	184,907	183,233
Inventories	182,809	190,023
Prepaid expenses and other current assets	14,020	10,743
Total current assets	516,783	498,068
Property, plant and equipment—net	139,747	139,511
Goodwill	590,684	586,832
Other intangible assets	65,210	74,028
Deferred income taxes	15,124	15,881
Operating lease assets	27,378	31,293
Other assets	21,840	21,719
Total	$1,376,766	$1,367,332
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$74,745	$81,116
Accrued compensation and benefits	65,789	76,764
Taxes, other than income taxes	13,246	12,539
Accrued income taxes	5,103	8,294
Current operating lease liabilities	14,196	15,003
Other current liabilities	63,357	61,458
Total current liabilities	236,436	255,174
Long-term debt	50,849	95,000
Long-term operating lease liabilities	14,573	19,143
Other liabilities	79,812	86,717
Total liabilities	381,670	456,034
Stockholders’ equity:
Common stock:
Class A nonvoting common stock—Issued 51,261,487 shares, and outstanding 45,935,672 and 46,370,708 shares, respectively	513	513
Class B voting common stock—Issued and outstanding, 3,538,628 shares	35	35
Additional paid-in capital	350,758	345,266
Retained earnings	983,694	892,417
Treasury stock—5,325,815 and 4,890,779 shares, respectively of Class A nonvoting common stock, at cost	(244,503)	(217,856)
Accumulated other comprehensive loss	(95,401)	(109,077)
Total stockholders’ equity	995,096	911,298
Total	$1,376,766	$1,367,332

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; Dollars in thousands)

	Nine months ended April 30,
	2023	2022
Operating activities:
Net income	$125,479	$108,915
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,522	25,448
Stock-based compensation expense	6,427	9,153
Gain on sale of business	(3,770)	—
Deferred income taxes	(5,947)	2,858
Other	(1,336)	(1,080)
Changes in operating assets and liabilities:
Accounts receivable	1,744	(26,438)
Inventories	9,279	(47,784)
Prepaid expenses and other assets	(3,429)	(932)
Accounts payable and accrued liabilities	(19,704)	(5,584)
Income taxes	(3,404)	680
Net cash provided by operating activities	129,861	65,236

Investing activities:
Purchases of property, plant and equipment	(12,912)	(22,130)
Sale of business	8,000	—
Other	11	59
Net cash used in investing activities	(4,901)	(22,071)

Financing activities:
Payment of dividends	(34,202)	(34,701)
Proceeds from exercise of stock options	4,091	663
Payments for employee taxes withheld from stock-based awards	(1,965)	(5,070)
Purchase of treasury stock	(29,774)	(84,930)
Proceeds from borrowing on credit agreement	102,916	155,216
Repayment of borrowing on credit agreement	(147,067)	(116,216)
Other	66	3,276
Net cash used in financing activities	(105,935)	(81,762)

Effect of exchange rate changes on cash	1,953	(5,670)

Net increase (decrease) in cash and cash equivalents	20,978	(44,267)
Cash and cash equivalents, beginning of period	114,069	147,335

Cash and cash equivalents, end of period	$135,047	$103,068

BRADY CORPORATION AND SUBSIDIARIES
SEGMENT INFORMATION
(Unaudited; Dollars in thousands)

	Three months ended April 30,		Nine months ended April 30,
	2023	2022	2023	2022
NET SALES
Americas & Asia	$222,813	$222,579	$661,375	$643,292
Europe & Australia	114,303	115,972	324,559	334,789
Total	$337,116	$338,551	$985,934	$978,081

SALES INFORMATION
Americas & Asia
Organic	1.2%	9.2%	4.0%	10.7%
Currency	(0.8)%	(0.1)%	(1.1)%	0.3%
Divestiture	(0.3)%	—%	(0.1)%	—%
Acquisition	—%	8.6%	—%	8.3%
Total	0.1%	17.7%	2.8%	19.3%
Europe & Australia
Organic	3.4%	8.4%	7.0%	7.6%
Currency	(4.8)%	(8.1)%	(10.1)%	(4.6)%
Acquisition	—%	8.7%	—%	8.8%
Total	(1.4)%	9.0%	(3.1)%	11.8%
Total Company
Organic	1.9%	9.0%	5.0%	9.6%
Currency	(2.1)%	(3.0)%	(4.1)%	(1.5)%
Divestiture	(0.2)%	—%	(0.1)%	—%
Acquisition	—%	8.6%	—%	8.5%
Total	(0.4)%	14.6%	0.8%	16.6%

SEGMENT PROFIT
Americas & Asia	$49,192	$45,021	$130,511	$114,659
Europe & Australia	17,099	16,050	47,316	46,165
Total	$66,291	$61,071	$177,827	$160,824
SEGMENT PROFIT AS A PERCENT OF NET SALES
Americas & Asia	22.1%	20.2%	19.7%	17.8%
Europe & Australia	15.0%	13.8%	14.6%	13.8%
Total	19.7%	18.0%	18.0%	16.4%

	Three months ended April 30,		Nine months ended April 30,
	2023	2022	2023	2022
Total segment profit	$66,291	$61,071	$177,827	$160,824
Unallocated amounts:
Administrative costs	(7,060)	(8,182)	(18,429)	(20,728)
Gain on sale of business	3,770	—	3,770	—
Investment and other income (expense)	785	(1,308)	1,596	(1,343)
Interest expense	(753)	(329)	(2,886)	(763)
Income before income taxes	$63,033	$51,252	$161,878	$137,990

GAAP to NON-GAAP MEASURES
(Unaudited; Dollars in Thousands, Except Per Share Amounts)
In accordance with the U.S. Securities and Exchange Commission’s Regulation G, the following provides definitions of the non-GAAP measures used in the earnings release and the reconciliation to the most closely related GAAP measure.
Income Before Income Taxes Excluding Certain Items:
Brady is presenting the non-GAAP measure, "Income Before Income Taxes Excluding Certain Items." This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements and supporting footnote disclosures. We do not view these items to be part of our ongoing results. We believe this profit measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Income before income taxes to the non-GAAP measure of Income Before Income Taxes Excluding Certain Items:

	Three months ended April 30,		Nine months ended April 30,
	2023	2022	2023	2022
Income before income taxes (GAAP measure)	$63,033	$51,252	$161,878	$137,990
Amortization expense	2,461	3,735	9,350	11,291
Gain on sale of business	(3,770)	—	(3,770)	—
Other non-routine charges	—	1,841	—	1,841
Income Before Income Taxes Excluding Certain Items (non-GAAP measure)	$61,724	$56,828	$167,458	$151,122

Income Tax Expense Excluding Certain Items:
Brady is presenting the non-GAAP measure, "Income Tax Expense Excluding Certain Items." This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements and supporting footnote disclosures. We do not view these items to be part of our ongoing results. We believe this measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Income tax expense to the non-GAAP measure of Income Tax Expense Excluding Certain Items:

	Three months ended April 30,		Nine months ended April 30,
	2023	2022	2023	2022
Income tax expense (GAAP measure)	$14,981	$11,198	$36,399	$29,075
Amortization expense	569	885	2,203	2,672
Gain on sale of business	(1,431)	—	(1,431)	—
Other non-routine charges	—	496	—	496
Income Tax Expense Excluding Certain Items (non-GAAP measure)	$14,119	$12,579	$37,171	$32,243

Net Income Excluding Certain Items:
Brady is presenting the non-GAAP measure, "Net Income Excluding Certain Items." This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements and supporting footnote disclosures. We do not view these items to be part of our ongoing results. We believe this measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Net income to the non-GAAP measure of Net Income Excluding Certain Items:

	Three months ended April 30,		Nine months ended April 30,
	2023	2022	2023	2022
Net income (GAAP measure)	$48,052	$40,054	$125,479	$108,915
Amortization expense	1,892	2,850	7,147	8,619
Gain on sale of business	(2,339)	—	(2,339)	—
Other non-routine charges	—	1,345	—	1,345
Net Income Excluding Certain Items (non-GAAP measure)	$47,605	$44,249	$130,287	$118,879

Diluted EPS Excluding Certain Items:
Brady is presenting the non-GAAP measure, "Diluted EPS Excluding Certain Items." This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements. We do not view these items to be part of our ongoing results. We believe this measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Net income per Class A Nonvoting Common Share to the non-GAAP measure of Diluted EPS Excluding Certain Items:

	Three months ended April 30,		Nine months ended April 30,
	2023	2022	2023	2022
Net income per Class A Nonvoting Common Share (GAAP measure)	$0.96	$0.78	$2.51	$2.09
Amortization expense	0.04	0.06	0.14	0.17
Gain on sale of business	(0.05)	—	(0.05)	—
Other non-routine charges	—	0.03	—	0.03
Diluted EPS Excluding Certain Items (non-GAAP measure)	$0.95	$0.86	$2.60	$2.28

Diluted EPS Excluding Certain Items Guidance:

	Fiscal 2023 Expectations
	Low	High
Earnings per Class A Nonvoting Common Share (GAAP measure)	$3.32	$3.47
Amortization expense	0.18	0.18
Gain on sale of business	(0.05)	(0.05)
Diluted EPS Excluding Certain Items (non-GAAP measure)	$3.45	$3.60